Exhibit 10.1

Confidential

Mrs. Katherine Greenberg

Dear Kate,

I am sending you this letter to document our confidential and preliminary discussions regarding your employment with Endocare. You indicated that you have a number of issues regarding your employment, and, among other things, were potentially considering notifying Endocare that you were purportedly terminating your employment for “Good Reason” under Section 3(c)(iii)(B) of your Employment Agreement, on the basis that following my employment as the CEO at Endocare on December 15, 2003 your responsibilities were changed and from your perspective such change constituted a “material reduction” in responsibility.

As we discussed, without expressing any opinion with respect to the existence or absence of “Good Reason,” as defined in Section 3(c)(iii)(B) of your Employment Agreement, Endocare agrees that, for any facts or circumstances that arose from December 2003 through February 2004, the 6-month notice period referred to in Section 3(c)(iii)(B) is hereby tolled until August 15, 2004. This letter does not amend or waive any other provision of your Employment Agreement, which continues in full force and effect. In the interim, both parties will use diligent and good faith efforts to address your concerns in a mutually agreeable fashion.

Kate, if you are in agreement with the foregoing, then please so indicate by signing both copies of this letter and returning one to me. By signing this letter, the parties acknowledge and agree that this letter shall not be construed as an admission of liability by either party, and each party hereby reserves all rights to which such party may be entitled under the Employment Agreement or otherwise.

Sincerely,

ENDOCARE, INC.

/s/ Craig T. Davenport
Craig T. Davenport
C.E.O. & Chairman

AGREED:

/s/ Katherine Greenberg

Katherine Greenberg